EXHIBIT 10.28
SUMMARY OF AIRNET SYSTEMS, INC. 2007 INCENTIVE COMPENSATION PLAN
On March 28, 2007, the Board of Directors of AirNet, upon the recommendation of the Compensation Committee, adopted the 2007 Incentive Compensation Plan (the “2007 Incentive Plan”). The purpose of the 2007 Incentive Plan was to promote the following goals of AirNet for the fiscal year ending December 31, 2007 (the “2007 fiscal year”) by providing incentive compensation to certain employees of AirNet:
•	attaining designated levels of pre-tax income;

•	achieving designated levels of Express Services revenues and contribution margin;

•	reducing AirNet’s operating costs;

•	establishing AirNet as the express air carrier of choice for highly controlled and time sensitive shipments;

•	leveraging AirNet’s aviation infrastructure to improve contribution margin;

•	operating in all areas of AirNet’s business in an absolutely safe, highly professional, dependable, efficient and customer focused manner; and

•	developing AirNet’s leadership team.
Participants in the 2007 Incentive Plan included AirNet’s executive officers – Bruce D. Parker (Chairman of the Board, Chief Executive Officer and President), Larry M. Glasscock, Jr. (Senior Vice President, Express Services), Jeffery B. Harris (Senior Vice President, Bank Services), Ray L. Druseikis (Vice President of Finance and Controller and Interim Chief Financial Officer, Treasurer and Secretary) and Craig A. Leach (Vice President, Information Systems) — and certain department managers and department directors. There were 37 participants in the 2007 Incentive Plan who received payments under its terms.
The targeted incentive compensation payment a participant could have earned under the 2007 Incentive Plan ranged from 20% to 100% of the participant’s base salary, depending upon such participant’s level of responsibility for achieving AirNet’s goals for the 2007 fiscal year. The targeted percentage of annual base salary that each of AirNet’s executive officers could have earned as incentive compensation under the 2007 Incentive Plan was as follows: Bruce D. Parker, 100%; Larry M. Glasscock, Jr. and Jeffery B. Harris, 75%; and Ray L. Druseikis and Craig A. Leach, 50%.
Payments under the 2007 Incentive Plan were based on a combination of AirNet’s (i) pre-tax income for the 2007 fiscal year, (ii) Express Services revenues and contribution margins for the 2007 fiscal year, and (iii) the achievement of personal goals assigned to each participant. The Compensation Committee determined the personal goals of the Chief Executive Officer. The Chief Executive Officer determines the personal goals for the other executive officers, which were reviewed and approved by the Compensation Committee. The personal goals of other participants were approved by the Chief Executive Officer and reviewed by the Compensation Committee. The personal goals approved by the Compensation Committee for each of the executive officers related to specific business objectives with respect to general business operations (e.g., regulatory compliance, expense reductions, etc.) and each business segment (e.g., execution of specific contracts with customers and vendors, cost reductions, service improvements, etc.).
With the exception of Bruce D. Parker, no incentive compensation was to be paid under the 2007 Incentive Plan unless AirNet achieved at least 80% of its targeted pre-tax income for the 2007 fiscal year. Mr. Parker was eligible to receive the portion of his incentive compensation potential allocated to his personal goals without regard to AirNet’s attainment of its financial objectives. Once the designated threshold level of pre-tax income was achieved, potential incentive compensation payouts were to increase at predetermined levels until the maximum incentive compensation payout of approximately $1.7 million was reached at approximately 140% of AirNet’s targeted pre-tax income for the 2007 fiscal year.
Once the aggregate potential incentive compensation payout is determined based upon the level of pre-tax income achieved by AirNet during the 2007 fiscal year, each participant’s incentive compensation payment was to be determined based upon the following three components of the 2007 Incentive Compensation Plan (i) pre-tax income for the 2007 fiscal year; (ii) Express Services revenues and contribution margins for the 2007 fiscal year, and (iii) the achievement of personal goals. With the exception of Mr. Parker, 20% of each participant’s incentive compensation payout was allocated to the attainment of personal goals. Forty percent of Mr. Parker’s incentive compensation payment was allocated to the attainment of personal goals. The portion of each participant’s incentive compensation potential that was not allocated to the attainment of personal goals was to be allocated to the attainment of predetermined levels of pre-tax income and Express Services revenues and contribution margin based upon such participant’s responsibility for achieving such goals.

No incentive compensation was to be earned with respect to the Express Services component of the 2007 Incentive Plan unless AirNet achieved at least 100% of its targeted Express Services revenues and contribution margin. Once the designated threshold levels of Express Services revenues and contribution margin were achieved, potential incentive compensation payouts under the Express Services component of the 2007 Incentive Plan were to increase at predetermined levels until the maximum Express Services compensation payout level was achieved.
Mr. Parker’s incentive compensation payments under the 2007 Incentive Plan was based upon the achievement of certain pre-determined financial objectives and personal goals for the first six months of the 2007 fiscal year and the last six months of the 2007 fiscal year. Mr. Parker was eligible to receive up to 50% of his annual base salary in each six-month period, subject to the attainment of Mr. Parker’s predetermined financial objectives and personal goals. In each six-month incentive compensation period, Mr. Parker’s incentive compensation potential was allocated among Mr. Parker’s financial objectives and personal goals as follows:
•	30% of Mr. Parker’s incentive compensation potential was based upon attaining at least 100% of the targeted pre-tax income for the applicable six-month period;

•	30% of Mr. Parker’s incentive compensation potential was based upon attaining at least 100% of the targeted Express Services revenues and contribution margin for the applicable six-month period; and

•	40% of Mr. Parker’s incentive compensation potential was based upon the attainment of the personal goals established for Mr. Parker by the Board of Directors.
The Board of Directors established the following personal goals for Mr. Parker for the 2007 fiscal year:
•	development of an AirNet operating vision, including specific objectives and strategy;

•	development of a chief executive officer succession plan; and

•	developing AirNet’s management into an integrated team working to achieve specific objectives.
The Board of Directors evaluated Mr. Parker’s performance at the end of each six month incentive compensation period and determined his incentive compensation payment based upon AirNet’s financial performance and achievement of Mr. Parker’s personal goals during such period. In the event the Board of Directors approved a strategic alternative that was completed based upon Mr. Parker’s efforts, Mr. Parker would have been be deemed to have met all his financial objectives and personal goals for the six month incentive compensation period in which the strategic alternative was completed. In such event, Mr. Parker would have been entitled to receive his maximum incentive compensation for such six month period, prorated from the first day of such six month period to the date the strategic alternative is completed.
Except for payments to Mr. Parker and AirNet’s other executive officers, payments under the 2007 Incentive Plan were paid in quarterly payments commencing with the first quarter of the 2007 fiscal year based upon AirNet’s year to date financial performance. With the exception of Mr. Parker, payments of incentive compensation to AirNet’s executive officers were made in the first quarter of the fiscal year ending December 31, 2008 based upon AirNet’s performance and each executive officer’s performance for the 2007 fiscal year. Mr. Parker’s incentive compensation payments were made in two installments on September 14, 2007 and March 13, 2008. In order to receive a payment, a participant must have been actively employed by AirNet at the time the payment was made. New employees who qualified for the 2007 Incentive Compensation Plan were eligible to participate on the first day of the calendar quarter following their date of hire.
In the event the incentive compensation payments otherwise available for payment under the 2007 Incentive Plan based upon AirNet’s level of pre-tax income were not to be paid to certain participants as a result of such participants’ failure to attain their personal goals or AirNet’s failure to attain the predetermined levels of Express Services revenues or contribution margin, such unpaid amounts could have been awarded at the discretion of the Compensation Committee to participants in the 2007 Incentive Plan or to other employees of AirNet not participating in the 2007 Incentive Plan. In the event such discretionary awards were made to any participant, including AirNet’s executive officers, the total incentive compensation payment to any such participant could have exceeded the targeted incentive compensation payment to such participant as described above.
On November 6, 2007, the Board of Directors of AirNet, upon the recommendation of the Compensation Committee, amended the 2007 Incentive Plan so that for purposes of computing the pre-tax income of AirNet for the 2007 fiscal year, the $2.2 million non-cash impairment charge recorded by AirNet in the third quarter of the 2007 fiscal year would be disregarded and AirNet’s pre-tax income for the 2007 fiscal year would be computed as if no impairment charge had been incurred.
During the 2007 fiscal year and the fiscal quarter ending March 31, 2008, AirNet made payments under the terms of the 2007 Incentive Plan in the aggregate amount of approximately $1.0 million, which included $71,500 paid to Mr. Parker in 2007 as described above. In March of 2008, the following executive officers of AirNet were paid the following amounts under the 2007 Incentive Plan: Bruce D. Parker — $133,200; Jeffery B. Harris — $125,600; Larry M. Glasscock, Jr. — $94,200; Craig A. Leach — $58,100; and Ray L. Druseikis — $55,000.